Exhibit 11


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                                   Exhibit 11


Statement Re:  Computation of Earnings Per Share

                                                   December 31      December 31
                                                      1999             1998
                                                      ----              ----

Primary Earnings Per Share
     Net Income (Loss)                            $   (532,384)    $   (648,343)
     Weighted average shares outstanding            15,648,467        7,214,807

         Primary Income (Loss) Per Shares                 (.03)    $      (0.09)

Fully Diluted Earnings Per Share
     Net Income (Loss)                            $   (532,384)    $   (648,343)
     Weighted average shares outstanding            15,648,467        7,214,807
     Addition from assumed exercise of                 400,000          253,750
           Common stock purchase warrants
           And options
     Addition from assumed conversion of               299,500          225,000
           Preferred Stock

Weighted average number of Common Share             16,347,967        7,693,557
     Outstanding on a fully diluted basis

Fully Diluted (Loss) Per Share                    $      (0.03)    $      (0.08)

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(a)  This calculation is submitted in accordance with regulation S-K Item 601
     (b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.